Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176658) pertaining to the 2011 Long-Term Incentive Plan of United Bankshares, Inc., Registration Statement (Form S-8 No. 333-138192) pertaining to the 2006 Stock Option Plan of United Bankshares, Inc., Registration Statement (Form S-8 No. 333-106528) pertaining to the 2001 Incentive Stock Option Plan of United Bankshares, Inc., and Registration Statement (Form S-8, No. 333-24241) pertaining to the 1996 Incentive Stock Option Plan of United Bankshares, Inc. of our reports dated February 28, 2013 with respect to the consolidated financial statements of United Bankshares, Inc., and the effectiveness of internal control over financial reporting of United Bankshares, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Charleston, WV

February 28, 2013